                            EXHIBIT 99.1

February 1, 2011

To Our Members,

I am pleased and gratified to announce today that the Board of Directors of the Federal Home Loan Bank of Chicago has declared a cash dividend at an annualized rate of 10 basis points per share, based on the Bank's preliminary financial results for the fourth quarter of 2010. The dividend, which was subject to approval by our regulator, the Federal Housing Finance Agency, will be paid by crediting your account as of February 14, 2011. We plan to release our preliminary financial results in late February and file our Annual Report Form 10-K prior to March 30, 2011. Like the previous two quarters, our estimated fourth quarter 2010 net income of $130 million was significantly positively impacted by market conditions resulting in gains on derivative and hedging activities and prepayment fees on advances.

As you are well aware, restoring a nominal dividend to our members is an important milestone and an indication of our progress in building both the financial strength of the Bank and the value of membership in the Bank. It is important to note that the Board of Directors decided to restore a dividend taking into consideration the importance of sustaining a dividend in future quarters.

One of the most exciting aspects of our significant, if extraordinary, income in 2010 is the opportunity to increase the funds committed to our Downpayment Plus® and competitive Affordable Housing Programs. We anticipate having $12 million available for Downpayment Plus and approximately $25 million available in grants through AHP. We will be publishing more information about gaining access to both programs soon.

The Board joins me in thanking you for your membership and your continuing partnership with the Federal Home Loan Bank of Chicago. Our focus now is on obtaining approval for our Capital Plan and promoting products and services that continue to demonstrate our commitment and our value as a partner to you. If you have any questions, please feel free to contact your Relationship Banker; Chad Brandt, the head of our Banking Group; or me.

Regards,

Matt Feldman
President and CEO

This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to successfully transition to a new business model and to pay future dividends and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter. The financial results discussed in this letter are preliminary and unaudited. “Downpayment Plus” is a registered trademark of the Federal Home Loan Bank of Chicago.